Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ProKidney Corp. pertaining to the ProKidney Corp. 2022 Incentive Equity Plan and the ProKidney Corp. Employee Stock Purchase Plan of our report dated April 11, 2022, with respect to the consolidated financial statements of ProKidney LP for the year ended December 31, 2021, included in the Prospectus and related Registration Statement on Form S-1 (Form S-1 No. 333-266683) of ProKidney Corp. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

September 14, 2022